SCHEDULE A

Compensation pursuant to Section 4 of the Subadvisory Agreement, dated April 29, 2009, shall be calculated, effective April 29, 2010, in accordance with the following schedule:

AZL International Index Fund

Average Daily Net Assets*                                                         Rate

First $300 million                                                                           0.08%
Over $300 million                                                                           0.04%

AZL Mid Cap Index Fund, AZL S&P 500 Index Fund, AZL Small Cap Stock Index Fund, AZL Russell 1000 Value Index Fund, and AZL Russell 1000 Growth Index Fund**

Average Daily Net Assets*                                                          Rate

First $300 million                                                                           0.04%
Over $300 million                                                                           0.02%

*When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate.  For example, if average daily net assets in AZL International Index Fund are $600 million, a rate of 8 bps would apply to $300 million and a rate of 4 bps would apply to the remaining $300 million.

**Assets in AZL Mid Cap Index Fund, AZL S&P 500 Index Fund and AZL Small Cap Stock Index Fund are aggregated for purposes of computing Subadviser’s compensation under Section 4 for those Funds. Assets in each of AZL Russell 1000 Value Index Fund, AZL Russell 1000 Growth Index Fund and AZL International Index Fund are not aggregated but are taken separately for purposes of computing Subadviser’s compensation under Section 4 for those Funds.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of April 29, 2010.

ALLIANZ INVESTMENT                                                                 BLACKROCK INVESTMENT MANAGEMENT LLCMANAGEMENT, LLC

By:  /s/ Brian Muench                                                                        By:  /s/ Frank Porcelli

Name:  Brian Muench                                                                         Name:   Frank Porcelli

Title:  Vice President                                                                           Title:  Managing Director